February 20, 1996

Mr. John Costello, Assistant Treasurer
Fidelity Municipal Trust II (the trust):
Fidelity Michigan Municipal Money Market Fund
Fidelity Ohio Municipal Money Market Fund
Spartan Pennsylvania Municipal Money Market Fund (the funds)
82 Devonshire Street
Boston, Massachusetts  02109

Dear Mr. Costello:


Fidelity Municipal Trust II is a Delaware business trust created under a written Trust Instrument dated June 20, 1991.

I am of the opinion that all legal requirements have been complied with in the creation of the trust and that said trust is a duly authorized and validly existing business trust under the laws of the State of Delaware. In this regard, I have relied on the opinion of Delaware counsel, Morris, Nichols, Arsht & Tunnell, contained in a letter dated February 14, 1996, with respect to matters of Delaware law.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Trust Instrument.

Under Article II, Section 2.01, of the Trust Instrument, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes of a Series as the Trustees shall from time to time create and establish.
The number of Shares of each Series, and class thereof, authorized hereunder is unlimited. Each Share shall have no par value. All
Shares issued hereunder, including without limitation, Shares issued in connection with a dividend in Shares or a split or reverse split of Shares, shall be fully paid and nonassessable.

Under Article II, Section 2.06, the Trust created hereby shall consist of one or more Series and separate and distinct records shall be maintained by the Trust for each Series and the assets associated with any such Series shall be held and accounted for separately from the assets of the Trust or any other Series. The Trustees shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Shareholders of any Series of the Trust, to establish and designate and to change in any manner any such Series of Shares or any classes of initial or additional Series and to fix such preferences, voting powers, rights and privileges of such Series of classes thereof as the Trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number, to classify or reclassify any issued Shares or any Series or classes thereof into one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Under Article II, Section 2.07, the Trustees shall accept investments in any Series of the Trust from such persons and on such terms as they may from time to time authorize. At the Trustees' discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the affected Series is authorized to invest, valued as provided in Article IX, Section
9.03 (of the Trust Instrument). Investments in a Series shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) fix the Net Asset Value per Share of the initial capital contribution, (b) impose a sales charge upon investments in the Trust in such manner and at such time determined by the Trustees or (c) issue fractional shares.

By a vote adopted on June 20, 1991, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of this fund in accordance with the terms included in the then current Registration Statement and subject to the limitations of the Trust Instrument and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commision a Notice making definite the registration of 984,513,179 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended December 31, 1995.

I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable under Delaware law, subject to the possibility that a court might not apply such law as described in the funds' Statements of Additional Information dated February 20, 1996 under the heading
"Shareholder and Trustee Liability" (Fidelity Michigan Municipal
Money Market Fund and Fidelity Ohio Municipal Money Market
Fund) or "Shareholder and Trustee Liability - Delaware Trust"
(Spartan Pennsylvania Municipal Money Market Fund). In rendering this opinion, I rely on the representation by the trust that it or its agents received consideration for the Shares in accordance with the Trust Instrument and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.

Very truly yours,



/s/Judith R. Hogan
Judith R. Hogan
Associate General Counsel







February 14, 1996



Arthur S. Loring, Esquire
General Counsel
Fidelity Management & Research Co.
82 Devonshire Street
Boston, Massachusetts  02109

Re:Fidelity Municipal Trust II

Dear Mr. Loring:

We have acted as special Delaware counsel to Fidelity Municipal Trust II, a Delaware business trust (the "Trust"), in connection with certain matters relating to the organization of the Trust and the issuance of Shares therein. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated June 20, 1991 (the "Governing Instrument").

In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust dated as of June 20, 1991 and filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on July 9, 1991 (the "Certificate"), as amended by a certificate of amendment thereto as filed in the Recording Office on November 20, 1995; the Governing Instrument; the Bylaws of the Trust; minutes of a meeting of the Board of Trustees of the Trust, dated June 20, 1991; a Certificate of Secretary of the Trust, certifying as to the acceptance by certain persons of their positions as trustees of the Trust; a Form N-8A relating to the Trust as filed with the Commission on November 4, 1991; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or dissolution of the Trust under Section
11.04 or Section 11.05 of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Act; and
(vi) that each of the documents examined by us is in full force and effect and has not been modified, supplemented or otherwise amended.
No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we have not reviewed and express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.The Trust is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware.

2.The Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument, will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

3.Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act.



We understand that you wish to rely as to matters of Delaware law on the opinion set forth above in connection with the rendering by you of an opinion to be used as an Exhibit to a Rule 24f-2 filing to be made by the Trust with the Commission, and we hereby consent to such reliance. Except as provided in the foregoing sentence, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by any other person or entity for any purpose without our prior written consent.

Sincerely,


/s/MORRIS, NICHOLS, ARSHT & TUNNELL
MORRIS, NICHOLS, ARSHT & TUNNELL